Exhibit 2.3

Form of Distribution Agreement

ASSET CONTRIBUTION AND SEPARATION AGREEMENT

by and between

ALLIQUA BIOMEDICAL, INC.

and

ACQUAMED TECHNOLOGIES, INC.

Dated as of [●], 2018

ASSET CONTRIBUTION AND SEPARATION AGREEMENT

THIS ASSET CONTRIBUTION AND SEPARATION AGREEMENT (this “Agreement”) is entered into as of [●], 2018, by and among: Alliqua BioMedical, Inc., a Delaware corporation (“Alliqua”), and AquaMed Technologies, Inc., a Delaware corporation (“AquaMed”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

BACKGROUND

WHEREAS, AquaMed, a wholly-owned subsidiary of Alliqua, currently conducts the AquaMed Business;

WHEREAS, (i) the Board of Directors of Alliqua (the “Board”) has (x) determined that the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) are in the best interests of Alliqua and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the board of directors of AquaMed has approved this Agreement and each of the Ancillary Agreements (to the extent AquaMed is a party thereto);

WHEREAS, immediately following the Distribution AquaMed intends to consummate the merger and other transactions contemplated by the AquaMed Merger Agreement; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions and certain other agreements relating to the relationship of Alliqua and AquaMed and their respective subsidiaries as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Article 1

THE CONTRIBUTION AND ASSUMPTION OF LIABILITIES

1.1         Contribution of Alliqua Assets. Alliqua shall contribute, transfer and convey, and issue to AquaMed, at the Closing, all of its right, title and interest in all assets primarily utilized in connection with the AquaMed Business, including without limitation the following tangible and intangible assets (collectively, the “Contributed Alliqua Assets”) on the terms and subject to the conditions set forth in this Agreement:

(a)          Patents and Patent Applications: All of the patents and patent applications primarily utilized in connection with the AquaMed Business, including without limitation those identified on Schedule 1.1(a), and all active prosecution cases related thereto (the patents and patent applications referred to in this Section 1.1(a), and all active prosecution cases related thereto, being referred to in this Agreement as the “Alliqua Contributed Patents”);

(b)          Other Intellectual Property: All of the trade secrets, know-how and other IP Rights (other than the Alliqua Contributed Patents), primarily utilized in connection with the AquaMed Business, including without limitation those identified on Schedule 1.1(b) (the Alliqua Contributed Patents, together with the IP Rights referred to in this Section 1.1(b), being referred to in this Agreement as the “Alliqua Contributed IP”);

(c)          Raw Materials: All of the raw materials primarily utilized in connection with the AquaMed Business, including without limitation those identified on Schedule 1.1(c) (the raw materials referred to in this Section 1.1(c) being referred to in this Agreement as the “Alliqua Contributed Raw Materials”); provided, however, that Alliqua shall not be obligated to contribute, transfer and convey any Alliqua Contributed Raw Materials that are lost or destroyed (without any intentional action by Alliqua) following the date hereof in the ordinary course of business;

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(d)          Equipment: All of the equipment primarily utilized in connection with the AquaMed Business, including without limitation that identified on Schedule 1.1(d) (it being understood that equipment owned by a Third Party and leased to Alliqua shall not constitute a Contributed Alliqua Asset, but all contracts or agreements or other rights relating thereto shall constitute Alliqua Contributed Assets);

(e)          Inventory: All of the finished goods, works in process, raw materials and supplies primarily utilized in connection with the AquaMed Business, including without limitation that identified on Schedule 1.1(e) to the extent in Alliqua’s possession on the Closing Date;

(f)          Contracts: All rights of Alliqua under the contracts primarily utilized in connection with the AquaMed Business, to the extent thereof, including without limitation those identified on Schedule 1.1(f) (the “Alliqua Contributed Contracts”);

(g)          Files and Records: (i) All books and records (including accounting records, vendor files, customer lists, accounts receivable and payable records) related to the Contributed Alliqua Assets, and (ii) all files and data identified on Schedule 1.1(g); provided, however, that Alliqua shall be entitled to retain, subject to the confidentiality obligations contained herein, copies of such items following the Closing;

(h)          Regulatory Filings: All of the Regulatory Filings of Alliqua related to the Contributed Alliqua Assets, including without limitation those identified on Schedule 1.1(h);

(i)           Government Authorizations.  To the extent permitted by law, all licenses, Government Authorizations, approvals and authorizations of Alliqua by any Governmental Body that are primarily utilized in connection with the AquaMed Business, including without limitation those identified on Schedule 1.1(i);

(j)           Prepaid Expenses: All prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees relating to the AquaMed Business or the Contributed Alliqua Assets that are identified on Schedule 1.1(j);

(k)          Warranties: All of Alliqua’s warranties, indemnities and all similar rights against third parties to the extent relating to the AquaMed Business or the Contributed Alliqua Assets;

(l)           Leases:  All of Alliqua’s right, title, and interest in and to those real property leases relating to or utilized in connection with the AquaMed Business, including without limitation those set forth on Schedule 1.1(1) (the “Assigned Alliqua Leases”);

(m)         Goodwill: All goodwill associated with, relating to or utilized in connection with the AquaMed Business or any of the Contributed Alliqua Assets.

(n)           For all purposes under this Agreement, and for purposes of the Contribution, Alliqua shall be deemed to be contributing, assigning, transferring or conveying those assets, rights and properties expressly identified as being contributed, transferred or conveyed by Alliqua as set forth above or on Schedule 1.1(a), Schedule 1.1(b), Schedule 1.1(c), Schedule 1.1(d), Schedule 1.1(e), Schedule 1.1(f), Schedule 1.1(g), Schedule 1.1(h), Schedule 1.1(i), Schedule 1.1(j) and Schedule 1.1(1), and good will associated there with and any other assets of Alliqua that are used exclusively in the AquaMed Business. All assets used in connection with the AquaMed Business which are not used exclusively by the AquaMed business are listed on Schedule 1.1(n).

1.2          Issuance to Alliqua of AquaMed Shares. At the Closing, as consideration for the Contributed Alliqua Assets, AquaMed shall issue and deliver to Alliqua _________ shares (the “AquaMed Shares”) of common stock of AquaMed (the “AquaMed Common Stock”).

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1.3          Assumption of Liabilities.

(a)          AquaMed Liabilities. Simultaneously with the Closing, AquaMed shall assume and be liable for, and shall pay, perform and discharge, when due, all of the following Liabilities, which shall be deemed “AquaMed Liabilities”: (i) all of the Liabilities set forth on the Carve-Out Balance Sheet, (ii) all Liabilities relating to or arising out of or resulting from (A) the operation of the AquaMed Business, as conducted at any time from its inception, at or after the Closing Date or (B) the ownership or use of the Contributed Alliqua Assets and (iii) Liabilities allocated to or assumed by AquaMed pursuant to the Tax Matters Agreement.

(b)          Alliqua Retained Liabilities.  Notwithstanding Section 1.3(a), the parties agree that AquaMed is not assuming, and the AquaMed Liabilities shall not include, any Liabilities of any Alliqua Group Member, whether in existence on or before or arising after the Closing Date, other than those specifically identified as AquaMed Liabilities in Section 1.3(a) above (collectively, the “Retained Alliqua Liabilities”).

(c)          Assumption Agreements. At the Closing, AquaMed shall assume the AquaMed Liabilities by delivery of an assumption agreement to Alliqua, substantially in the form of Exhibit B (the “Assumption Agreement”).

1.4          Consents; Assignments Not Effected at Closing.

(a)          Prior to Closing, and, prior to the Distribution, Alliqua and AquaMed shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any Consent required for the transfer and assignment of all Alliqua Contributed Contracts, to AquaMed, and to obtain any release, substitution or amendment required to novate any and all Alliqua Contributed Contracts or to obtain in writing the unconditional release of all Alliqua Group Members from such Alliqua Contributed Contracts, and to permit AquaMed to assume the rights and AquaMed Liabilities under the Alliqua Contributed Contracts.

(b)          Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 1.4, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery of any Contributed Alliqua Contract to AquaMed would require the Consent of a Person (including any Governmental Body), who is not a Party to this Agreement or an Affiliate of a Party to this Agreement, including any Consent required to release any Alliqua Group Member from a Alliqua Contributed Contract, and such Consent shall not have been obtained prior to the Closing, unless otherwise agreed by Alliqua in writing (following the closing of the transactions contemplated by the Adynxx Merger Agreement), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such Alliqua Contributed Contract; provided, however, it being understood that, subject to the satisfaction or waiver of the conditions contained in ARTICLE 2 and ARTICLE 3, the Closing shall occur notwithstanding the foregoing.

(c)          If any Consent required for Alliqua to transfer or assign any Alliqua Contributed Contract to AquaMed is not obtained on or before Closing, for a two year period from and after the date hereof, Alliqua and AquaMed shall use commercially reasonable efforts, and shall cooperate with each other, following the Closing, at the sole cost and expense of AquaMed, to obtain such Consent.  Alliqua shall hold such Alliqua Contributed Contract for the use and benefit of AquaMed and its subsidiaries, and to the extent commercially reasonable and feasible and permitted by Applicable Law, Alliqua shall provide AquaMed and its subsidiaries with the use and possession of such Alliqua Contributed Contract prior to the receipt of the Consent required for the transfer of the Alliqua Contributed Contract to AquaMed or its subsidiaries.  AquaMed shall bear the risk of loss of such Alliqua Contributed Contract, until such Consent is received and the transfer is completed, and (i) any and all costs incurred by the Alliqua Group in connection with the continued possession or ownership of such Alliqua Contributed Contract prior to the date any such required Consent is obtained shall be borne and reimbursed, promptly upon request, to Alliqua by AquaMed, and (ii) all benefits in connection with the continued possession or ownership of such Alliqua Contributed Contract prior to the date any such required Consent is obtained shall be for the benefit of and provided, promptly upon request, by Alliqua to AquaMed or its subsidiaries.

(d)          After the Closing Date, Alliqua Group Members may receive mail, packages and other communications intended to be sent or properly belonging to AquaMed, and AquaMed may receive mail, packages and other communications intended to be sent or properly belonging to Alliqua Group Members. Accordingly, at all times after the Closing Date, the Alliqua Group Member or AquaMed receiving any such mail, package and other communication shall be entitled to open the same and to the extent that it does not relate to the business of the receiving company, the receiving company shall promptly deliver such mail, package or other communication (or, in case the same also relates to the business of the receiving company, copies thereof) to such the company to which it relates. The provisions of this Section 1.4(e) are not intended to, and shall not, be deemed to constitute an authorization by any Alliqua Group Member to permit AquaMed to accept service of process on its behalf or constitute AquaMed an agent for service of process, or authorization by AquaMed to permit any Alliqua Group Member to accept service of process on its behalf or constitute any Alliqua Group member an agent for service of process.

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1.5          Representations and Warranties.

(a)          Equipment. All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the AquaMed Business that are part of the Alliqua Contributed Assets are adequate for the uses to which they are being put by Alliqua, are in good and safe working condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the AquaMed Business in the manner in which such business is currently being conducted. All of said tangible assets are being delivered to AquaMed free and clear of any Encumbrances, except for Permitted Encumbrances.

(b)          Absence of Undisclosed Liabilities. AquaMed does not have any material Liabilities, other than: (a) Liabilities that are fully reflected or reserved for in the Carve-Out Balance Sheet; or (b) Liabilities incurred by AquaMed in the ordinary course of business after the date hereof and consistent with past practice and which, individually or in the aggregate, are not material.

1.6          Closing.

(a)          Subject to Section 1.4 and the satisfaction or waiver of the conditions set forth in ARTICLE 2 and ARTICLE 3, the closing of the Contribution, the Distribution, the issuance of the AquaMed Shares by AquaMed to Alliqua, in each case pursuant to this Agreement (the “Closing”), shall take place immediately prior to the closing of the transactions contemplated by the Adynxx Merger Agreement, assuming the satisfaction or waiver of the last of the conditions set forth in Articles 2 and 3 to be satisfied (other than those conditions that by their nature are to be satisfied at Closing, or at such other time and place as may be agreed upon by Alliqua and AquaMed). The Closing may be accomplished by the exchange of signatures by overnight mail or by scanned and emailed signatures, as the parties may deem appropriate.  For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing actually takes place. In no event shall the Closing occur after the consummation of the transactions contemplated by the Adynxx Merger Agreement.

(b)          At the Closing, AquaMed shall issue the AquaMed Shares in accordance with Section 1.2 by book entry of such shares.

Article 2

CONDITIONS PRECEDENT TO ACQUAMED’S OBLIGATION TO CLOSE

AquaMed’s obligation to issue the AquaMed Shares and assume the AquaMed Assumed Liabilities and to take the other actions required to be taken by AquaMed at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by AquaMed, in whole or in part, in writing):

2.1          Performance of Obligations. The covenants and obligations that Alliqua is required to comply with or to perform at or prior to the Closing pursuant to this Agreement shall have been complied with and performed, and the representations and warranties of Alliqua in Article 1 hereof shall be true and correct, in each case in all material respects.

2.2          Closing Documents. AquaMed shall have received the following documents, each of which shall be in full force and effect:

(a)          the Assumption Agreement between AquaMed and Alliqua, duly executed by Alliqua;

(b)          each of the Ancillary Agreements, duly executed by Alliqua;

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(c)          a certificate of Alliqua’s Secretary, dated as of the Closing Date certifying: (i) the incumbency of the officers of Alliqua signing this Agreement, the Ancillary Agreements, and the other documents contemplated herein to be executed and delivered by Alliqua; and (ii) the resolutions of the Alliqua Board authorizing this Agreement and the Ancillary Agreements to which Alliqua is a party and the transactions contemplated herein and therein;

(d)          such bills of sale, endorsements, assignments, stock transfer powers, stock certificates, and other documents as AquaMed may, acting reasonably and in good faith, determine to be necessary or appropriate to assign, convey, transfer and deliver to AquaMed good and marketable title to the Alliqua Contributed Assets (including notice of assignment to AquaMed of the U.S. patents included in the Alliqua Contributed Patents); and

(e)          the Consents listed on Schedule 2.2(e) required to transfer or assign Contributed Alliqua Assets, including Alliqua Contributed Contracts, to AquaMed.

2.3          Contributed Alliqua Assets. Alliqua shall have contributed the Contributed Alliqua Assets to AquaMed.

2.4          No Proceedings. No Proceeding shall be pending or threatened in writing to enjoin, delay, prohibit or restrict the consummation of the Contribution.

2.5          No Orders. No Order issued by any Governmental Body of competent jurisdiction prohibiting the consummation of the Contribution shall be in effect.

2.6          Merger. The Agreement and Plan of Merger and Reorganization between AquaMed, AQ TOP, LLC and TO Pharmaceuticals, LLC dated November [___], 2018 (the “AquaMed Merger Agreement”), shall be in full force and effect and all conditions precedent required to be satisfied thereunder for the consummation of the merger and other transactions contemplated thereby to be consummated immediately following the Closing shall be so satisfied.

Article 3

CONDITIONS PRECEDENT TO ALLIQUA’S OBLIGATION TO CLOSE

Alliqua’s obligation to contribute the Contributed Alliqua Assets and to take the other actions required to be taken by Alliqua at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Alliqua, in whole or in part, in writing):

3.1          Performance of Obligations. The covenants and obligations that AquaMed are required to comply with or to perform at or prior to the Closing pursuant to this Agreement shall have been complied with and performed in all material respects.

3.2          Documents. Alliqua shall have received the following documents, each of which shall be in full force and effect:

(a)          the Assumption Agreement between AquaMed and Alliqua, duly executed by AquaMed;

(b)          share certificates (or at Alliqua’s election, evidence of book entry) representing the AquaMed Shares duly registered in the name of Alliqua;

(c)          each of the Ancillary Agreements, duly executed by AquaMed;

(d)          a certificate of AquaMed’s Secretary, dated as of the Closing Date certifying: (i) the incumbency of the officers of AquaMed signing this Agreement, the Ancillary Agreements, and the other documents contemplated herein to be executed and delivered by AquaMed and (ii) the resolutions of the board of directors of AquaMed authorizing this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated herein and therein;

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(e)          such assignments, assumption agreements and other documents as Alliqua may, acting reasonably and in good faith, determine to be necessary or appropriate to effect the assumption by AquaMed of the Assumed Alliqua Liabilities.

(f)          the Consents listed on Schedule 2.2(e) required to transfer or assign Contributed Alliqua Assets, including Alliqua Contributed Contracts to AquaMed; and

(g)          written agreements from all parties to Alliqua Contributed Contracts releasing Alliqua from any and all liabilities thereunder, or an indemnity in form and substance reasonably satisfactory to Alliqua and AquaMed pursuant to which AquaMed indemnifies and holds harmless AquaMed from liabilities resulting from the performance of such Alliqua Contributed Contracts by Aquamed or its subsidiaries.

3.3          No Proceedings. No Proceeding shall be pending or threatened in writing seeking to enjoin, delay, prohibit or restrict the consummation of the Contribution.

3.4          No Orders. No Order issued by any Governmental Body of competent jurisdiction prohibiting the consummation of the Contribution shall be in effect.

3.5          Merger.  The AquaMed Merger Agreement shall be in full force and effect and all conditions precedent required to be satisfied thereunder for the consummation of the merger and other transactions contemplated thereby to be consummated immediately following the Closing shall have been satisfied.

3.6          Adynxx Merger. The Agreement and Plan of Merger and Reorganization among Alliqua, Embark Merger Sub, Inc. and Adynxx, Inc. dated October 11, 2018 (the “Adynxx Merger Agreement”), shall be in full force and effect and the transactions contemplated thereby shall be consummated immediately following the Closing under this Agreement.

3.7          Form 10. The SEC shall have declared effective the Form 10, of which the Information Statement forms a part, and no order terminating the registration of the Common Stock under the Exchange Act will be in effect, no Proceeding seeking to terminate such registration shall be pending before or threatened by the SEC, and distribution of the Information Statement (or the Notice of Internet Availability of the Information Statement if permitted as a means of delivery under applicable Legal Requirements) shall have been commenced to Registered Holders of Alliqua Common Stock; and

3.8          NASDAQ Listing. The AquaMed Shares shall have been approved and accepted for listing on the Nasdaq Capital Market (or such other national securities exchange registered with the SEC under Section 6 of the Exchange Act), subject to official notice of issuance.

3.9          Third Party Valuation. Alliqua shall have received an independent third party valuation of the AquaMed Shares to be distributed in the Distribution.

3.10        Tax. Alliqua shall be satisfied the transactions contemplated by this Agreement, including the contribution of the Contributed Alliqua Assets to AquaMed and the Distribution, will not result in any material Tax payable by Alliqua.

Article 4

THE DISTRIBUTION

4.1          Stock Dividend to Alliqua Shareholders; Distribution. Immediately following the Closing and prior to the closing of the transactions contemplated by the Adynxx Merger Agreement, Alliqua shall cause the Distribution Agent to issue pro rata to the Record Holders the AquaMed Shares (such issuance, the “Distribution”) and shall credit the appropriate number of AquaMed Shares to book entry accounts for each Record Holder or designated transferee or transferees of such Record Holder. For Record Holders who own Alliqua Common Stock through a broker or other nominee, their AquaMed Shares will be credited to their respective accounts by such broker or nominee. No action by any Record Holder (or such Record Holder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of AquaMed Common Stock (and, if applicable, cash in lieu of any fractional shares) such shareholder is entitled to in the Distribution.

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4.2          Fractional Shares. Record Holders who, after aggregating the number of AquaMed Shares (or fractions thereof) to which such shareholder is entitled to receive in the Distribution, would be entitled to receive a fraction of a share of AquaMed Common Stock in the Distribution, will receive cash in lieu of a fractional share. Fractional shares of AquaMed Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Closing Date, (a) determine the number of whole shares and fractional shares of AquaMed Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of AquaMed Common Stock after making appropriate deductions for any amounts required to be withheld for United States federal income tax purposes. AquaMed shall bear the cost of brokerage fees and transfer Taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Closing Date as practicable and as determined by the Distribution Agent. None of the Alliqua Group Members, AquaMed or the Distribution Agent will guarantee any minimum sale price for the fractional shares of AquaMed Common Stock.  No Alliqua Group Member or AquaMed will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of Alliqua or AquaMed.

4.3          Adjustment to Number of AquaMed Shares. Prior to the Closing Date, AquaMed shall amend its Certificate of Incorporation to effect a split up of the Common Stock, or shall issue to Alliqua as a stock dividend, such that Alliqua shall hold on the Distribution Date the number of shares of AquaMed Common Stock as may be determined pursuant to the AquaMed Merger Agreement.

4.4          Actions in Connection with the Distribution. Prior to the Closing Date, AquaMed shall take the following actions to facilitate the Distribution in compliance with applicable Legal Requirements.

(a)          Promptly following execution of this Agreement, AquaMed shall file with the SEC a Form 10 to register the AquaMed Shares under Section 12(b) of the Exchange Act.  AquaMed shall file such amendments, supplements, and exhibits to its Form 10 as the SEC may require and as may be necessary in order to cause the Form 10 to become and remain effective under the Exchange Act. AquaMed shall mail (or deliver by electronic means where not prohibited by applicable Legal Requirements) to the Record Holders of Alliqua common shares, at such time on or prior to the Closing Date as Alliqua shall reasonably determine, the Information Statement (or a Notice of Internet Availability of such Information Statement if permitted as a means of delivery under applicable Legal Requirements), as well as any other information concerning AquaMed, its business, operations and management, the Contribution, and such other matters as are necessary and as may be required by applicable Legal Requirements.  Promptly after receiving a request from Alliqua, AquaMed shall prepare and, in accordance with applicable Legal Requirements, file with the SEC any such documentation that is reasonably necessary to effectuate the Distribution, and AquaMed shall use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b)          AquaMed shall use commercially reasonable efforts to prepare and have approved and made effective, an application for the original listing of the AquaMed Shares on the Nasdaq Capital Market (or such other national securities exchange registered with the SEC under Section 6 of the Exchange Act), subject to official notice of distribution which application of original listing shall be initially submitted as promptly as reasonably practicable following the execution of this Agreement.

(c)          Nothing in this Section 4.5 shall be deemed to shift or otherwise impose on Alliqua liability for any portion of the Form 10 or Information Statement.

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Article 5

THE MERGER

5.1          The Merger. AquaMed shall not enter into any amendment or modification to or waive any provision of the AquaMed Merger Agreement or terminate the AquaMed Merger Agreement, in any case, without the prior written consent of Alliqua.  AquaMed will use its reasonable best efforts to cause the transactions contemplated by the AquaMed Merger Agreement to be consummated.

Article 6

POST-CLOSING COVENANTS

6.1          Further Assurances.

(a)          From and after the Closing, each Party shall cooperate with the other Party, and shall cause to be executed and delivered such documents as the other Party may reasonably request for the purpose of perfecting, completing, or documenting the transactions contemplated by this Agreement, the cost of which shall be borne by the requesting party.

(b)          After the Closing, if Alliqua or any Alliqua Group Member receives any payment, refund or other amount that is a Contributed Alliqua Asset or otherwise belongs to AquaMed, Alliqua shall promptly remit or shall cause to be remitted such amount to AquaMed.  Any payment, refund or other amount that relates to an Alliqua Contributed Asset, including any Alliqua Contributed Contract, shall belong to AquaMed unless such payment, refund, or other amount is not an Alliqua Contributed Asset.

(c)          After the Closing, if AquaMed receives any payment, refund or other amount that is properly due and owing to an Alliqua Group Member, AquaMed shall promptly remit or shall cause to be remitted such amount to Alliqua Group Member.

6.2          Post-Closing Access. Each Party agrees to provide the assistance and access set forth in this Section 6.2, subject to Section 6.3.

(a)          During the Access Period each Party shall provide the other Party the following information, access, and assistance:

(i)          Access to Books and Records.  Reasonable access to its properties, books and records, and personnel having knowledge of the content of such books and records, for purposes reasonably related to compliance with Legal Requirements.

(ii)         Work Papers and Auditor Personnel. Except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 6.3, AquaMed shall authorize and request its auditors to make reasonably available to Alliqua’s auditors both the personnel who performed (if such personnel are still employees of AquaMed) or are performing the annual audits of AquaMed’s financial statements and copies of work papers related to the annual audits (subject to the execution of any reasonable and customary access letters that AquaMed’s auditors may require in connection with the review of such work papers by Alliqua’s auditors), in all cases within a reasonable time prior to Alliqua’s auditors’ opinion date, to the extent practicable, so that Alliqua’s auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the AquaMed’s auditors as it relates to Alliqua’s auditors’ report on Alliqua’s financial statements, all within sufficient time to enable Alliqua to timely file its annual audited financial statements with the SEC. Except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 6.3, Alliqua shall authorize and request its auditors to make reasonably available to Aquamed’s auditors both the personnel who performed (if such personnel are still employees of Alliqua or its successor) or are performing the annual audits of Alliqua’s financial statements and copies of work papers related to the annual audits (subject to the execution of any reasonable and customary access letters that Alliqua’s auditors may require in connection with the review of such work papers by AquaMed’s auditors), in all cases within a reasonable time prior to AquaMed’s auditors’ opinion date, to the extent practicable, so that AquaMed’s auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Alliqua’s auditors as it relates to AquaMed’s auditors’ report on AquaMed’s financial statements, all within sufficient time to enable AquaMed to timely file its annual audited financial statements with the SEC.

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(iii)        Current, Quarterly and Annual Reports. Until the date that is twelve months after the Closing Date, at least two (2) Business Days prior to the earlier of public dissemination or filing with the SEC, each Party shall deliver to the other Party, a reasonably complete draft of any earnings news release, any filing with the SEC, including, but not limited to Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, proxy statement or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3, and any amendments thereof; provided, that, to the extent AquaMed’s first proxy statement for an annual meeting of shareholders held after the fiscal year during which the Distribution occurs discusses Alliqua compensation programs, AquaMed shall substantially conform its proxy statement to Alliqua’s proxy statement (or to information that Alliqua provides to AquaMed under cover of a written communication stating that Alliqua intends to include such information in Alliqua’s proxy statement) for such year so long as Alliqua delivers such information to AquaMed at least ten (10) Business Days’ prior to AquaMed’s proposed filing of its preliminary proxy statement for such year. Each Party shall notify the other Party as soon as reasonably practicable after becoming aware of any material accounting differences between the financial statements to be included in such Party’s Annual Report on Form 10-K and the pro-forma financial statements included, as applicable, in the Form 10 filed by AquaMed in connection with the Distribution or the Form 8-K to filed by Alliqua on or about the time of the Distribution. If any such differences are disclosed to any Party as provided in this paragraph, the Parties shall meet or otherwise confer as soon as reasonably practicable thereafter, and in any event prior to the filing of any Annual Report on Form 10-K, to resolve such differences and the effects thereof on the Parties’ applicable Annual Reports on Form 10-K.

(iv)        Other Information by Alliqua. Subject to compliance with the terms of the Ancillary Agreements, Alliqua shall provide AquaMed information that (A) primarily relates to AquaMed or the AquaMed Business, as the case may be, or (B) is necessary for AquaMed to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which any Alliqua Group Member and AquaMed are parties.  Such information shall be provided, as soon as reasonably practicable following the receipt of such request, at the expense of AquaMed.  Alliqua shall be required to provide only such information in the possession or control of Alliqua or any Aliqua Group Member or any Affiliate of Alliqua, and only to the extent such information is not already in the possession or control of AquaMed.  Alliqua may provide appropriate copies of such information, except that originals shall be provided if AquaMed has a reasonable need for such originals; provided that, to the extent any originals are delivered to AquaMed pursuant to this Agreement or the Ancillary Agreements, AquaMed shall, at its own expense, return them to Alliqua within a reasonable time after the need to retain such originals has ceased.  If Alliqua, in its sole discretion, determines that any such access or the provision of any such information would violate any Legal Requirement or any Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Alliqua shall not be obligated to provide such information requested by AquaMed.

(v)         Other Information by AquaMed. Subject to compliance with the terms of the Ancillary Agreements, AquaMed shall provide Alliqua information that (A) primarily relates to Alliqua or the Alliqua Business, as the case may be, or (B) is necessary for Alliqua to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which AquaMed and/or Alliqua are parties.  Such information shall be provided, as soon as reasonably practicable following the receipt of such request, at the expense of Alliqua.  AquaMed shall be required to provide only such information in the possession or control of AquaMed or any of AquaMed’s Affiliates, and only to the extent such information is not already in the possession or control of Alliqua.  AquaMed may provide appropriate copies of such information, except that originals shall be provided if Alliqua has a reasonable need for such originals; provided that, to the extent any originals are delivered to Alliqua pursuant to this Agreement or the Ancillary Agreements, Alliqua shall, at its own expense, return them to AquaMed within a reasonable time after the need to retain such originals has ceased.  If AquaMed, in its sole discretion, determines that any such access or the provision of any such information would violate any Legal Requirement or any Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, AquaMed shall not be obligated to provide such information requested by Alliqua.

(b)          Other than in circumstances in which indemnification is sought pursuant to ARTICLE 8 (in which event the provisions of such ARTICLE 8 shall govern) or for matters related to provision of tax records (in which event the provisions of the Tax Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information, at all times, each Party shall provide the other Party the following information, access, and assistance at all times:

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(i)          Alliqua shall provide AquaMed all information that (A) is reasonably required by AquaMed to comply with reporting, disclosure, filing or other requirements imposed on AquaMed (including under applicable securities Legal Requirements) by a Governmental Body having jurisdiction over AquaMed, or (B) is for use in any Proceeding (other an a Proceeding in which any  Alliqua Group Member is an opposing party) or in order to satisfy audit, accounting, claims, regulatory, litigation, or other similar requirements, as applicable. Alliqua shall be required to provide only such information in the possession or control of Alliqua or any Alliqua Group Member or any Affilaite of Alliqua, and only to the extent such information is not already in the possession or control of AquaMed.  Alliqua may provide appropriate copies of such information, except that originals shall be provided if AquaMed has a reasonable need for such originals; provided that, to the extent any originals are delivered to AquaMed pursuant to this Agreement or the Ancillary Agreements, AquaMed shall, at its own expense, return them to Alliqua within a reasonable time after the need to retain such originals has ceased.  If Alliqua, in its sole discretion, determines that any such access or the provision of any such information would violate any Legal Requirement or any Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Alliqua shall not be obligated to provide such information requested by AquaMed.

(ii)         AquaMed shall provide Alliqua all information that (A) is reasonably required by Alliqua to comply with reporting, disclosure, filing or other requirements imposed on Alliqua (including under applicable securities Legal Requirements) by a Governmental Entity having jurisdiction over Alliqua, or (B) is for use in any Proceeding (other an a Proceeding in which AquaMed is an opposing party) or in order to satisfy audit, accounting, claims, regulatory, litigation, or other similar requirements, as applicable. AquaMed shall be required to provide only such information in the possession or control of AquaMed or any of AquaMed’s Affiliates, and only to the extent such information is not already in the possession or control of Alliqua.  AquaMed may provide appropriate copies of such information, except that originals shall be provided if Alliqua has a reasonable need for such originals; provided that, to the extent any originals are delivered to Alliqua pursuant to this Agreement or the Ancillary Agreements, Alliqua shall, at its own expense, return them to AquaMed within a reasonable time after the need to retain such originals has ceased.  If AquaMed, in its sole discretion, determines that any such access or the provision of any such information would violate any Legal Requirement or any Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, AquaMed shall not be obligated to provide such information requested by Alliqua.

(c)          Nothing in this Section 6.2 shall require any Party to violate any Contract with any Third Party regarding the confidentiality of confidential and proprietary information belonging or relating to that Third Party or its business; provided, however, that in the event that a Party is required to provide any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s written consent to the disclosure of such information.

(d)          Each Party shall inform its officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to Section 6.2 of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(e)          The Parties acknowledge that information provided under this Section 6.2 may constitute material, nonpublic information, and trading in the securities of a Party (or the securities of its Affiliates, subsidiaries or partners) while in possession of such material, nonpublic material information may constitute a violation of the United States federal securities Legal Requirements.

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6.3          Confidentiality.

(a)          Confidential Information pertaining to the Alliqua Business or any Alliqua Group Member shall be deemed to belong to the Alliqua Group.  Confidential Information pertaining to the AquaMed Business or AquaMed shall be deemed to belong to AquaMed. Confidential Information pertaining to the Alliqua Business and the AquaMed Business, or to an Alliqua Group Member and AquaMed (“Jointly Owned Confidential Information”), shall be deemed to belong to both the Alliqua Group and AquaMed . Except as otherwise provided in the Ancillary Agreements, each Party shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose, release or use (including for any ongoing or future commercial purpose) Confidential Information belonging to the other Party, without the prior written consent of the Party to whom the Confidential Information belongs, which consent, in each case, may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Legal Requirements; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of the obligation to hold such information confidential, and in respect of whose failure to comply with such obligations the applicable Party will be responsible, (ii) if any Party or any of its Affiliates is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other Legal Requirement (including the rules and regulations promulgated by the SEC) or stock exchange rule or is advised by outside counsel in connection with a Proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any Proceeding by one Party against any other Party, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or tax returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or an Ancillary Agreement, (vi) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information, and (vii) in the case of Jointly Owned Confidential Information, for any and all uses and purposes, subject to any agreement between the Parties that jointly own such Confidential Information, but in the absence of any such agreement, disclosure of Jointly Owned Confidential Information to a Third Party shall be subject to either obtaining the consent of the joint owner or obtaining a written agreement in customary form and scope from the Third Party to maintain the confidentiality of such Confidential Information.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii), (iii), or (v) of this Section, each Party, as applicable, shall promptly notify (to the extent permissible by law) the Party to whom the Confidential Information belongs of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which is subject to the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information. As used in this Agreement, Confidential Information includes the following information:  know-how; experiments and experimental design; formulas; processes; product ideas; inventions (whether patentable or not); unpublished patent applications; trade secrets; improvements; copyrightable materials; schematics; non-clinical and clinical data; product and service pricing; personnel and compensation; customers; business opportunity; laboratory note books; laboratory analysis and reports; protocols and techniques; procedure and operating manuals; studies; contracts and agreements; records; systems and programs; computer source code; business, financial, and product development plans, forecasts, and strategies; financial information; income tax returns; communications to or from attorneys and attorney work product; communications to and from accountants and accountant work papers; communications to and from Government Bodies; information subject to a confidentiality or non-disclosure agreement benefiting a Third Party. “Confidential Information” shall not include any information which: (w) is in the public domain at the time of disclosure or which thereafter enters the public domain through no improper action or inaction by the receiving Party; (x) was in the possession of or known by the receiving Party prior to receipt from the disclosing Party as shown by the receiving Party’s files and records in existence prior to the time of disclosure; (y) was disclosed to the receiving Party or any by a third party who did not receive the information from the disclosing Party under restriction prohibiting disclosure to the receiving Party; or (z) was independently developed by the receiving Party without the use of Confidential Information provided by the disclosing Party.

(b)          Each Party acknowledges that it may have in its possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party.  Each Party shall comply, and shall cause its officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such Third Party agreements, with respect to any confidential and proprietary information of Third Parties to which it has had access.

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(c)          Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential information if they exercise at least the same degree of care that applies to their respective confidential and proprietary information pursuant to policies in effect as of the Closing and (ii) confidentiality obligations provided for in any Contract between each Party and its employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party (the “Other Party”) as of the Closing Date may continue to be used by such Other Party in and only in the operation of the AquaMed Business (if the Other Party is AquaMed) or the Alliqua Business (if the Other Party is a Alliqua Group Member); provided that such Confidential information may only be shared with additional officers, employees, agents, consultants and advisors of such Other Party on a need-to-know basis exclusively with regard to such permitted use; provided, further, that such Confidential information may be used only so long as the Confidential information is maintained in confidence and not disclosed in violation of this Section 6.3.

(d)          The Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.3 are not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction to enforce specifically the terms and provisions of this Section 6.3 in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e)          For the avoidance of doubt and notwithstanding any other provision of this Section 6.3, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.4, and (ii) information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

(f)          The rights and obligations of Alliqua under this Section 6.3 shall apply as well to each Alliqua Group Member with respect to such Alliqua Group Member’s own Confidential Information and Confidential Information disclosed to it by AquaMed.  The rights and obligations of AquaMed under this Section 6.3 shall apply to AquaMed and its subsidiaries with respect to AquaMed ’s own Confidential Information and any Confidential Information disclosed to it by any Alliqua Group Member.

6.4          Privilege Matters.

(a)          Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution have been and will be rendered for the collective benefit of each of the Alliqua Group Members and AquaMed, and that each of the Alliqua Group Members and AquaMed should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all information subject to Privilege (“Privileged Information”) which relates to such pre-Distribution services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.4 includes, but is not limited to, services rendered by legal counsel retained or employed by any Alliqua Group Member or AquaMed, including outside counsel and in-house counsel.

(b)          Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Distribution to the Alliqua Group Members and to AquaMed. The Parties further recognize that certain of such post-Distribution services will be rendered solely for the benefit of one or more Alliqua Group Members or AquaMed, as the case may be, while other post-Distribution services may be rendered with respect to Proceedings, disputes, or other matters which involve both Alliqua Group Members and AquaMed. With respect to such post-Distribution services and related Privileged Information, the Parties agree as follows:

(i)          All Privileged Information relating to any claims, Proceedings, disputes, or other matters which involve both an Alliqua Group Member and AquaMed shall be subject to a shared Privilege among the Alliqua Group Members and AquaMed involved in the claims, Proceedings, disputes, or other matters at issue; and

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(ii)         Except as otherwise provided in Section 6.4(b)(i), Privileged Information relating to post-Distribution services provided solely to one or more Alliqua Group Members or AquaMed shall not be deemed shared between the Alliqua Group and AquaMed; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Alliqua Group Members and AquaMed (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable law.

(c)          Further Agreements Regarding Privileged Information. The Parties agree as follows regarding all Privileged Information with respect to which the Alliqua Group and AquaMed shall have a shared Privilege under Section 6.4(a) or 6.4(b):

(i)          Subject to Section 6.4(c)(iii) and 6.4(c)(iv), no Alliqua Group Member may waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable law, and in which AquaMed has a shared Privilege, without the written consent of AquaMed, which shall not be unreasonably withheld or delayed, and AquaMed may not waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable law, and in which any Alliqua Group Member has a shared Privilege, without the written consent of such Alliqua Group Member, which shall not be unreasonably withheld or delayed.  Consent shall be in writing, or shall be deemed to be granted unless written objection is made within fifteen (15) days after a written request seeking such consent;

(ii)         If a dispute arises regarding whether a Privilege should be waived to protect or advance the interest of any Party or any of its subsidiaries, each Party agrees that it shall, and it shall cause its subsidiary to, negotiate in good faith to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive a Privilege for any purpose except to protect the legitimate interests of itself or any of its subsidiaries;

(iii)        If, within fifteen (15) days of receipt of written objection to a requested waiver, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance the interest of itself or any of its subsidiaries, the requesting Party shall provide the objecting Party fifteen (15) days written notice prior to the grant of such waiver. Each Party agrees that failure within fifteen (15) days of receipt of such notice to commence Proceedings in accordance with Section 6.3 to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and the Party’s agree that if any Proceeding to resolve any such dispute is commenced any such Privilege shall not be waived by either Party until the final determination of such dispute; and

(iv)        In the event of any Proceeding or dispute between any Alliqua Group Member and AquaMed, other than to resolve a Privilege waiver under this Section 6.4, any Alliqua Group Member and AquaMed may waive a Privilege in which there is a shared Privilege, without obtaining the consent of the other holder of the shared Privilege; provided, that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the Proceeding or dispute between the Alliqua Group Member(s) and AquaMed, and shall not operate as a waiver of the shared Privilege with respect to Third Parties.

6.5          Non-Solicitation.

(a)          AquaMed shall not, during the Restricted Period, whether for its own account or for the account of any Person, solicit, endeavor to entice away from any Alliqua Group Member, or otherwise interfere with the relationship of any of Alliqua Group Member with, any Person that, during the Restricted Period, is employed by or otherwise engaged to perform services for any Alliqua Group Member.

(b)          Neither Alliqua nor any other Alliqua Group Member, shall, during the Restricted Period, whether for its own account or for the account of any Person, solicit, endeavor to entice away from AquaMed, or otherwise interfere with the relationship of AquaMed with, any Person that, during the Restricted Period, is employed by AquaMed.

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6.6          Employee Matters.

(a)          Schedule 6.6(a) identifies those employees of Alliqua that it is anticipated will commence working for AquaMed as of the Closing (the “Continuing Employees”). As of the Closing, the salary, wages, bonus and/or incentive compensation, and other employee benefit plans, programs, and arrangements with respect to the Continuing Employees shall be the sole responsibility of AquaMed, on such terms, if any, that AquaMed may determine to provide to such Continuing Employees. On and after the Closing Date, Alliqua shall, or shall cause one or more Alliqua Group Members to, assume or retain, and Alliqua hereby agrees to (or to cause an Alliqua Group Member to) pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Alliqua Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all of the employees and former employees to the extent arising in connection with or as a result of employment with or the performance of services for any Alliqua Group Member before, on or after the Closing Date, and (iii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Alliqua Group employees and former employees to the extent arising in connection with or as a result of employment with or the performance of services for AquaMed before the Closing Date, and notwithstanding anything in this Agreement to the contrary, Liabilities arising in connection with any claims by any service provider to any Alliqua Group Member for severance or other rights on account of a change in control in connection with the transactions contemplated by the this Agreement.

(b)          With respect to each employee benefit plan maintained by AquaMed or a subsidiary of AquaMed in which the Continuing Employees become eligible to participate on or after the Closing, the Continuing Employees shall be given credit for all service with Alliqua for purposes of determining eligibility to participate and vesting (excluding with respect to any equity compensation awards) to the same extent as if such services had been rendered to AquaMed.

(c)          Notwithstanding the foregoing, this Section 6.6 is not intended to and shall not (i) create any third party rights, (ii) require AquaMed or its subsidiaries to continue any employee benefit plan, program, policy agreement or arrangement beyond the time when it otherwise lawfully could be terminated or modified, or (iii) provide any Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

(d)          Effective as of the Closing Date: (i) AquaMed shall cease to be a participating company in any Alliqua Benefit Plan; and (ii) except as required by applicable Legal Requirements, each AquaMed Employee shall cease to participate in, be covered by, accrue benefits under, or be eligible to contribute to any Alliqua Benefit Plan; provided, that Alliqua shall be responsible for satisfying obligations under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, to provide continuation coverage and notice of such coverage to employees of AquaMed and their eligible dependents who suffer a “qualifying event” on or before the Closing Date, including the closing of the transactions contemplated by this Agreement.

(e)          As soon as reasonably practicable following the Closing Date, Alliqua (acting directly or through an Affiliate thereof) shall cash out each AquaMed Employee for the value of accrued but unused vacation time and other time-off benefits as such AquaMed Employee had with the Alliqua Group as of immediately before the Closing Date.

(f)          With respect to claims for workers’ compensation, (a) AquaMed shall be responsible for claims in respect of AquaMed Employees, only if the incident giving rise to such claim occurs after the Closing Date, and (b) Alliqua shall be responsible for all claims in respect of Alliqua Group Employees and Former Employees and AquaMed Employees, if the incident giving rise to such claim occurs or occurred on or prior to the Closing Date, or is asserted by or on behalf of former employees who terminated employment with the Alliqua Group and/or AquaMed before the Closing Date.

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(g)          Alliqua shall cause the Alliqua 401(k) Plan to provide that effective on the Closing Date, all account balances of AquaMed Employees under the Alliqua 401(k) Plan shall be fully vested and nonforfeitable. Not later than sixty (60) days following the Closing Date (or such later time as mutually agreed by the Parties), Alliqua shall cause the Alliqua 401(k) Plan to make distributions available to AquaMed Employees in connection with the separation of such AquaMed Employees from service to any Alliqua Group Member; provided that Alliqua shall cause the Alliqua 401(k) Plan to continue to accept repayment of outstanding participant loans by AquaMed Employees following the Closing Date until such loans are repaid in full, or until the participant elects to receive a distribution of such participant’s account balance under the Plan, whichever is earlier. On and after the Closing Date, (i) the Alliqua 401(k) Plan shall continue to be responsible for Liabilities in respect of all participants under the Alliqua 401(k) Plan; provided that AquaMed Employees shall cease to be eligible to contribute to, or otherwise accrue additional benefits under, the Alliqua 401(k) Plan effective as of the Closing Date.

(h)          With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, Alliqua shall cause the Alliqua Welfare Plans to fully perform, pay and discharge all claims of AquaMed Employees that are incurred prior to the Closing Date. Except as otherwise provided in Section 6.6(d), Alliqua shall not be responsible to perform, pay or discharge claims of AquaMed Employees that are incurred on and after the Closing Date.

(i)          Notwithstanding anything in this Agreement to the contrary, the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that the treatment of any award or other compensation does not cause the imposition of a tax under Section 409A of the Code.

Article 7

TERMINATION

7.1          Termination Events. This Agreement may be terminated prior to the Closing:

(a)          by the mutual written consent of Alliqua and AquaMed;

(b)          by Alliqua if the Closing has not taken place on or before February 15, 2019 (other than as a result of any failure on the part of Alliqua to comply with or perform its covenants and obligations under this Agreement);

(c)          by AquaMed if the Closing has not taken place on or before February 15, 2019 (other than as a result of any failure on the part of AquaMed to comply with or perform any covenant or obligation set forth in this Agreement);

(d)          by either Alliqua or AquaMed, if a court of competent jurisdiction or other Governmental Body shall have issued an Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contribution or the Distribution; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the issuance of such Order or the taking of such action is attributable to the failure of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Closing;

(e)          by Alliqua, if any of AquaMed’s covenants or representations and warranties contained in this Agreement shall have been breached in any material respect, if (i) such breach would cause any of the conditions in ARTICLE 2 or ARTICLE 3 not to be satisfied; and (ii) such breach (if curable) is not cured by AquaMed within thirty (30) calendar days after receiving written notice from Alliqua of such breach;

(f)          by AquaMed if any of Alliqua’s covenants or representations and warranties contained in this Agreement shall have been breached in any material respect, in either case if (i) such inaccuracy or breach would cause the conditions in ARTICLE 2 or ARTICLE 3 not to be satisfied; and (ii) such inaccuracy or breach (if curable) is not cured by Alliqua within thirty (30) calendar days after receiving written notice from AquaMed of such inaccuracy or breach;

7.2           Termination Procedures. If Alliqua wishes to terminate this Agreement pursuant to and in accordance with Section 7.1, Alliqua shall deliver to AquaMed a written notice stating that Alliqua is terminating this Agreement and setting forth a description of the basis on which Alliqua is terminating this Agreement. If AquaMed wishes to terminate this Agreement pursuant to and in accordance with Section 7.1, AquaMed shall deliver to Alliqua a written notice stating that AquaMed s terminating this Agreement and setting forth a description of the basis on which AquaMed is terminating this Agreement.

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7.3          Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that no Party shall be relieved of any obligation or Liability arising from any willful breach by such Party of any covenant contained in this Agreement.

Article 8

INDEMNIFICATION

8.1          Indemnification by Alliqua.

(a)          From and after the Closing Date (but subject to the limitations set forth in this ARTICLE 8), Alliqua shall indemnify and hold harmless each of the AquaMed Indemnitees against, and shall reimburse each of the AquaMed Indemnitees for, any Damages (regardless of whether or not such Damages relate to a Third Party claim) that are incurred or suffered by any of the AquaMed Indemnitees based upon, arising out of, with respect to, or by reason of:

(i)          any breach of any covenant or obligation or representation of Alliqua contained in this Agreement or in any Ancillary Agreement; or

(ii)         the Retained Alliqua Liabilities.

8.2          Indemnification by AquaMed.

(a)          From and after the Closing Date (but subject to the limitations set forth in this ARTICLE 8), AquaMed shall indemnify and hold harmless each of the Alliqua Indemnitees against, and shall reimburse each of the Alliqua Indemnitees for, any Damages (regardless of whether or not such Damages relate to a Third Party claim) that are incurred or suffered by any of the Alliqua Indemnitees based upon, arising out of, with respect to, or by reason of:

(i)          any breach of any covenant or obligation or representation of AquaMed contained in this Agreement or in any Ancillary Agreement;

(ii)         the Alliqua Contributed Contracts, whether arising prior to, on, or after the Closing Date;

(iii)        ownership, use, or operation of the Contributed Alliqua Assets after the Closing; Date;

(iv)        the AquaMed Liabilities; or

(v)         the conduct of the AquaMed Business prior to, at or after the Closing.

8.3          Procedures.

(a)          Promptly after any Indemnitee becomes aware of any event or circumstance that would reasonably be expected to constitute or give rise to any claim for indemnification pursuant to this ARTICLE 8, such Indemnitee shall take all commercially reasonable efforts to mitigate and minimize all Damages that may result from such event or circumstance (it being understood that nothing in this Section 8.3 shall limit such Indemnitee’s right to seek indemnification hereunder with respect to any costs of such mitigation).

(b)          Each Indemnitee shall use commercially reasonable efforts to collect any amounts available under insurance coverage for any Damages payable under this ARTICLE 8. The amount of any Damages for which indemnification is provided under this ARTICLE 8 to an Indemnitee shall be net of any amounts recovered or recoverable by such Indemnitee under insurance policies with respect to such Damages, but shall also include (i) reasonable out-of-pocket costs and expenses relating to collection under such insurance policies; and (ii) any deductibles under insurance policies to the extent paid or by which insurance proceeds were reduced and any increases in premiums.

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(c)          Subject to any injunction or other equitable remedies that may be available to the Alliqua Indemnitees or the AquaMed Indemnitees, from and after the Closing Date, the Indemnitors shall not be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to the Indemnitees with respect to the matters contemplated by this Agreement except as expressly provided in this ARTICLE 8 and in accordance with the provisions of Section 9.11, and, subject to the foregoing, this ARTICLE 8 provides the exclusive remedy and cause of action of Indemnitees against any Indemnitor with respect to any matter arising out of or in connection with this Agreement; provided, however, that no claim against an Indemnitor for fraud by such Indemnitor shall be subject to the limitations of this Section 8.3.

8.4          Defense of Third-Party Claims. In the event of the assertion of any claim or commencement of any Proceeding by any Person other than a Alliqua Group Member or AquaMed with respect to which any Indemnitee may be entitled to indemnification pursuant to this ARTICLE 8, the Indemnitor shall have the right, at its election and expense, to proceed with the defense of such Proceeding on its own with counsel reasonably satisfactory to the Indemnitee(s); provided, however, that the Indemnitor shall not settle or compromise any such Proceeding without the prior written consent of the Indemnitee(s), which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnitee(s) shall give the Indemnitor prompt written notice after the Indemnitee becomes aware of the commencement of any such Proceeding against the Indemnitee(s); provided, however, any failure on the part of the Indemnitee(s) to so notify the Indemnitor shall not limit any of the obligations of the Indemnitor, or limit any of the rights of the Indemnitee(s), under this ARTICLE 8, except to the extent such failure prejudices the defense of such Proceeding. If the Indemnitor elects to assume and control the defense of any such Proceeding: (a) at the request of the Indemnitor, the Indemnitee(s) shall make available to the Indemnitor any documents and materials in the possession of the Indemnitee(s) that may be necessary or useful to the defense of such Proceeding; (b) the Indemnitor shall keep the Indemnitee(s) reasonably informed of all material developments relating to such Proceeding; and (c) the Indemnitee(s) shall have the right to participate in the defense of such Proceeding at the Indemnitee’s own expense. If the Indemnitor does not elect to proceed with the defense of any such Proceeding, or fails to so proceed in a timely manner, the Indemnitee(s) may proceed with the defense of such Proceeding with counsel reasonably satisfactory to the Indemnitor and at Indemnitors’ expense; provided, however, that the Indemnitee(s) may not settle or compromise any such Proceeding without the prior written consent of the Indemnitor which consent may not be unreasonably withheld, conditioned or delayed.

8.5          Ancillary Agreements.  If an Ancillary Agreement contains provisions for indemnification of any Party thereto, any claim for indemnification arising under that Ancillary Agreement or for breach of the Ancillary Agreement shall be governed by the Ancillary Agreement and not by this ARTICLE 8.

Article 9

MISCELLANEOUS PROVISIONS

9.1          Tax Matters. On the Closing Date, Alliqua and AquaMed shall enter into the Tax Matters Agreement.

9.2          Insurance Matters.

(a)          The parties intend that the Contributed Alliqua Assets shall include all rights that AqauMed may have as of the Closing Date as a subsidiary or division of Alliqua prior to the Closing Date under any policy of insurance issued to Alliqua by any insurance carrier prior to the Closing Date, including any rights AquaMed may have, as an insured or additional named insured, subsidiary or division, to avail itself, subject to Section 9.2(b), of any such policy of insurance as in effect prior to the Closing Date. In addition, prior to the Closing Date, Alliqua will, at AquaMed’s expense, provide reasonable assistance to AquaMed in connection with AquaMed’s procurement of its own insurance such that the retroactive date of any claims made insurance plicy acquired by AquaMed is the same retroactive date that applies to any Alliqua insurance policy under which AquaMed is an additional insured.

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(b)          With respect to any loss, Liability or damage relating to resulting  from or arising out of Alliqua’s ownership or conduct of the AquaMed Business  on or prior to the  Closing  Date for which Alliqua  would be entitled to assert a claim for recovery under any policy of insurance, including any director’s and officer’s liability insurance,  maintained by or for the  benefit of Alliqua in respect of the AquaMed Business, at the request and sole cost and expense of AquaMed, Alliqua will use commercially reasonable efforts to assert, or to assist  AquaMed to assert, one or more claims  under such  insurance covering such loss,  Liability or damage if AquaMed  is not itself entitled to assert such claim but Alliqua is so entitled.

9.3          Independent Investigation; Sole Representations.  AquaMed acknowledges that has conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the AquaMed Business and Contributed Alliqua Assets. AquaMed acknowledges that it and its Representatives have been provided adequate access to Alliqua Group personnel, properties, premises and records pertaining to the Contributed Alliqua Assets and Alliqua Assumed Liabilities for such purpose.  In entering into this Agreement, AquaMed acknowledges that it has relied upon the aforementioned investigation, review and analysis and on the terms hereof. AquaMed hereby agrees and acknowledges that: (a) none of the Alliqua Group Members nor any of their respective Affiliates or Representatives, make or have made, and neither AquaMed nor AquaMed is relying on, any representation or warranty, express or implied, at law or in equity, with respect to the Contributed Alliqua Assets, the Assumed Alliqua Liabilities, including as to: (i) merchantability or fitness of any Contributed Alliqua Asset for any particular use or purpose; (ii) the operation or use of any Alliqua IP Rights or other technology included in the Contributed Alliqua Assets; (iii) the probable success or profitability of AquaMed or AquaMed; or (iv) any projections, reports or other documents or information relating to the Contributed Alliqua Assets; and (b) other than the indemnification obligations of Alliqua set forth in ARTICLE 8, no Alliqua Group Member or any of their respective Representatives will have or be subject to any Liability or indemnification obligation to AquaMed or to any other Person resulting from the delivery to AquaMed or its respective Representatives of, or their use of, any information relating to the Contributed Alliqua Assets, the Assumed Alliqua Liabilities, including any information, documents or material made available orally or in writing, in any “data room,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of AquaMed, or in any other form in expectation of the transactions contemplated by this Agreement, except for fraud or intentional misrepresentation.

9.4          Publicity. Each of AquaMed and Alliqua may issue an initial press release concerning this Agreement and the Distribution that is approved in advance by such other Party. Thereafter, Alliqua and AquaMed shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement, the Distribution, or any of the other transactions contemplated by this Agreement, but AquaMed and the Alliqua Group Members each shall not issue any press release or make any public statement or filing relating to this Agreement, the Distribution, or the other transactions contemplated by this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the foregoing limitations shall not apply to any disclosure of any information concerning this Agreement, the Distribution, or the transactions contemplated by this Agreement: (i) by Alliqua which Alliqua deems appropriate in its reasonable judgment, in light of its status as a company having reporting obligations under Section 13 of the Exchange Act and that offers its securities from time to time in public offerings and private placements under the Securities Act, including in registration statements, prospectuses, private placement memoranda under the Securities Act and reports filed with the SEC under the Exchange Act, to securities analysts and institutional investors and in press interviews; (ii) by AquaMed after the Distribution which AquaMed deems appropriate in its reasonable judgment, in light of its status as a company having reporting obligations under Section 13 of the Exchange Act and that offers its securities from time to time in public offerings and private placements under the Securities Act, including in registration statements, prospectuses, private placement memoranda under the Securities Act and reports filed with the SEC under the Exchange Act, to securities analysts and institutional investors and in press interviews; or (iii) in connection with any dispute between the Parties regarding this Agreement or any Ancillary Agreement or the transactions contemplated thereby.

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9.5          Fees & Expenses.

(a)          Except as otherwise specifically set forth in this Agreement, AquaMed shall bear and pay all fees, costs and expenses that have been incurred or that are in the future  incurred by, on behalf of or for the benefit of AquaMed in connection with the Distribution, including but not limited to preparation and filing of the Form 10, attorneys and accounting fees and expenses, expenses of obtaining any letter ruling from the Internal Revenue Services, all transfer agent and Distribution Agent fees, all stock exchange or application, listing or similar fees, and all costs and expenses related to registration or exemption from registration of the Distribution under the securities laws of states and foreign jurisdictions (collectively, the “AquaMed Transaction Expenses”), all of which (except for up to $100,000) shall be paid in full prior to the closing of the AquaMed Merger. No Alliqua Group Member shall have any liability to any broker, finder, investment banker, or other advisor retained or engaged by AquaMed or any subsidiary thereof or any of their respective Representatives in connection with this Agreement or any of the transactions contemplated by this Agreement (“AquaMed Agent”), and AquaMed shall indemnify and hold Alliqua and AquaMed harmless from any claims by any AquaMed Agent for any fees or compensation.

(b)          Alliqua shall bear and pay all fees, costs and expenses that have been incurred prior to or at the Closing, incurred by, on behalf or for the benefit of each Alliqua Group Member in connection with: (i) the negotiation, preparation and review of this Agreement and the Ancillary Agreements; and (ii) the preparation and submission of any filing or notice required to be made or given by any Alliqua Group Member in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection the contribution of the Contributed Alliqua Assets, including the assignment of Alliqua Contributed Contracts (collectively, the “Alliqua Transaction Expenses”). AquaMed shall have no liability to any broker, finder, investment banker, or other advisor retained or engaged by any Alliqua Group Member or any of their respective Representatives in connection with the transactions contemplated by this Agreement (“Alliqua Agent”), and Alliqua indemnify and hold AquaMed harmless from any claims by any Alliqua Agent for any fees or compensation.

9.6          Attorneys’ Fees. If any Proceeding relating to this Agreement or any of the Ancillary Agreements or the enforcement of any provision of any of this Agreement or any of the Ancillary Agreements is brought against any Party to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

9.7          Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) at the time and date of delivery, when delivered by hand; (b) the next Business Day if sent by next Business Day courier service; (c) at the time and date of delivery, if sent by facsimile or electronic transmission before 5:00 p.m. in New York City, New York, when the date and time of transmission is confirmed by the transmitting equipment; (d) on the next Business Day, if sent by facsimile or electronic transmission after 5:00 p.m. in New York, New York, when the date and time of transmission is confirmed by the transmitting equipment; in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to AquaMed:

2150 Cabot Blvd. West, Suite B

Langhorne, PA 19047

Attention: President

with a copy (which shall not constitute notice) to:

Kaufman & Associates, LLC

190 Motor Parkway, Suite 202

Hauppauge, New York 11788

Attention: Neil M. Kaufman

Facsimile: (631) 410-1007

nkaufman@kaufman-associates.com

If to Alliqua:

2150 Cabot Blvd. West, Suite B

Langhorne, PA 19047

Attention: David Johnson

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9.8          Headings. The headings and titles of Articles, Sections and paragraphs contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.9          Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.10        Governing Law; Venue.

(a)          This Agreement and all claims or causes of action (whether in contract or tort or otherwise) based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles that would result in the application of any law other than the laws of the State of Delaware. Each of the parties hereto: (i) consents to and submits to the exclusive jurisdiction and venue of the courts of the State of Delaware or the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that, except as provided for in Section 9.10(b), all claims in respect of any such Proceeding shall be heard and determined in any such court; (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iv) shall not bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of Alliqua and AquaMed hereby agrees that service of any process, summons, notice or document in accordance with the provisions of Section 9.7 shall be effective service of process for any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby.

(b)          Notwithstanding anything to the contrary contained in this Agreement, any claim for indemnification pursuant to Article 8 shall be brought and resolved exclusively in accordance with Article 8; provided, however, that nothing in this Section 9.10(b) shall prevent any party from seeking injunctive and other equitable relief from a court of competent jurisdiction in compliance with Section 9.10(a).

9.11        Successors and Assigns; Parties in Interest.

(a)          This Agreement shall be binding upon AquaMed and its successors and assigns (if any), and Alliqua and its successors and assigns (if any). This Agreement shall inure to the benefit of AquaMed, Alliqua, the Indemnitees, and the respective successors and assigns (if any) of the foregoing.

(b)          Neither Alliqua nor AquaMed may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment or delegation not made in compliance with this Section 9.11 shall be void.

(c)          Except with respect to the Indemnitees and the provisions of ARTICLE 8 none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties to this Agreement and their respective successors and assigns (if any). After the Closing, the Indemnitees shall be third-party beneficiaries of, and entitled to enforce, ARTICLE 8, but no consent of the Indemnitees, or any of them, shall be required to amend any provision of the Agreement, including the provisions of ARTICLE 8 either before or after Closing. Without limiting the generality of the foregoing, no creditor of AquaMed or of any Affiliate of AquaMed, or of Alliqua or any of Affiliate of Alliqua, shall have any rights under this Agreement or any of the Ancillary Agreements.

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9.12        Specific Performance. Alliqua and AquaMed acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, Alliqua or AquaMed shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Alliqua and AquaMed each hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

9.13        Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.14        Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Alliqua and AquaMed.

9.15        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, and this Agreement shall be enforceable as so modified.

9.16        Entire Agreement. This Agreement and the Ancillary Agreements set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

9.17        Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)          The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Exhibits to this Agreement.

[Signature Page to the Asset Contribution Agreement Follows]

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The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

Alliqua BioMedical, Inc.
a Delaware Corporation

By:	/

Title:	Chief Executive Officer

AquaMed Technologies, Inc.
a Delaware Corporation

By:

Title:	Chief Executive Officer

[Signature Page to the Asset Contribution Agreement]

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Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Access Period shall mean the period of time commencing on the Closing Date and ending on the earliest date by which each Party has filed its Annual Report on Form 10-K with the SEC containing the report of its registered independent public accountant as to the audit of financial statements and control over internal financial reporting for the earlier of the fiscal year during which the Distribution occurs or the fiscal year during which Alliqua ceases to consolidate the financial statements of AquaMed with those of Alliqua for financial reporting purposes

Affiliate shall mean with respect to any Person, any other Person that as of the date of the Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

Agreement shall mean the Asset Contribution and Separation Agreement to which this Exhibit A is attached (including the Schedules and all other attachments and exhibits thereto), as it may be amended from time to time.

Alliqua shall have the meaning set forth in the preamble to the Agreement.

Alliqua 401(k) Plan shall mean the Alliqua, Inc. 401(k) Profit Sharing Plan and Trust.

Alliqua Agent shall have the meaning set forth in Section 9.5(b).

Alliqua Benefit Plan shall mean any Benefit Plan sponsored, maintained or contributed to by any Alliqua Group Member or any ERISA Affiliate thereof as of the Closing Date.

Alliqua Board shall mean the board of directors of Alliqua.

Alliqua Business shall mean all business activities conducted by Alliqua other than the AquaMed Business.

Alliqua Contributed Contract shall have the meaning set forth in Section 1.1(f).

Alliqua Contributed Equipment shall have the meaning set forth in Section 1.2(d).

Alliqua Contributed Inventory shall have the meaning set forth in Section 1.2 (e).

Alliqua Contributed IP shall have the meaning set forth in Section 1.1(b).

Alliqua Contributed Patents shall have the meaning set forth in Section 1.1(a).

Alliqua Contributed Raw Materials shall have the meaning set forth in Section 1.1(c).

Alliqua Contributed Records shall have the meaning set forth in Section 1.2 (g).

Alliqua Group shall mean all of Alliqua’s subsidiaries and other Entities the financial statements of which are consolidated with those of Alliqua for financial reporting purposes under GAAP, but excluding AquaMed.

Alliqua Group Employee shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, as of the Closing Date, is employed by any Alliqua Group Member.

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Alliqua Group Member shall mean any Entity that is part of the Alliqua Group.

Alliqua Indemnitees shall mean any and all of the following Persons: (a) each Alliqua Group Member; (b) each Representative of any Alliqua Group Member, and (c) the respective successors and assigns of the Persons referred to in clauses “(a)” and “(b)” of this sentence.

Alliqua IP Rights shall mean (A) all IP Rights owned exclusively by Alliqua or jointly owned by Alliqua and one or more Third Parties, and (B) all Alliqua Third Party IP Rights.

Alliqua Third Party IP Rights shall mean any IP Right licensed to Alliqua by a Third Party.

Alliqua Transaction Expenses shall have the meaning set forth in Section 9.5           (b).

Alliqua Welfare Plans shall mean those welfare benefit plans (including each “welfare benefit plan” within the meaning of Section 3(1) of ERISA) maintained by any Alliqua Group Member in respect of Alliqua Group Employees or AquaMed Employees as of the Closing Date.

Ancillary Agreements shall mean: (a) the Tax Matters Agreement and (b) the Assumption Agreement.

AquaMed shall have the meaning set forth in the preamble to the Agreement.

AquaMed Agent shall have the meaning set forth in Section 9.5(a).

AquaMed Business shall mean the development and manufacturing of aqueous polymer hydrogels conducted by or on behalf of AquaMed.

AquaMed Common Stock shall mean the common stock of AquaMed, $0.001 par value per share.

AquaMed Employee shall mean an active employee or an employee on approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, as of the Closing Date, is employed by AquaMed.

AquaMed Indemnitees shall mean any and all of the following Persons: (a) AquaMed; (b) each Representative of AquaMed; and (c) the respective successors and assigns of the Persons referred to in clauses “(a)” and “(b)” of this sentence.

AquaMed Merger Agreement shall have the meaning set forth in Section 2.6.

AquaMed Shares shall have the meaning set forth in Section 1.2.

AquaMed Transaction Expenses shall have the meaning set forth in Section 9.5(a).

Assumed Alliqua Liabilities shall have the meaning set forth in Section 1.3(c).

Assumption Agreement shall have the meaning set forth in Section 1.3(c).

Benefit Plan shall mean, with respect to any Alliqua Group Member or AquaMed, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation right, restricted stock, other equity-based compensation plan, or life, health, hospitalization, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

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Business Day shall mean any day other than a Saturday, Sunday or a day on which banking institutions in California are authorized or obligated by Legal Requirement or executive order to be closed.

Carve-Out Balance Sheet shall mean the carve-out balance sheet of AquaMed attached hereto on Schedule 1.3(a).

Closing Date shall have the meaning set forth in Section 1.6(a).

Closing shall have the meaning set forth in Section 1.6(a).

Code shall mean the Internal Revenue Code of 1986, as amended.

Confidential Information shall have the meaning set forth in Section 6.3(a).

Consent shall mean any approval, consent, permission or authorization (including any Governmental Authorization).

Continuing Employees shall have the meaning set forth in Section 6.6(a).

Contract shall mean any written agreement, contract, instrument, deed, purchase order or legally binding written undertaking.

Contributed Alliqua Assets shall have the meaning set forth in Section 1.1.

Contribution shall mean (a) the contribution of the Contributed Alliqua Assets to AquaMed and (b) the assumption by AquaMed of the AquaMed Liabilities, in exchange for AquaMed Shares.

Copyrights shall mean all copyrights, copyright registrations and applications therefor and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations.

Damages shall mean any claim, loss, damage, liability, judgment, award, fee or expense (including reasonable expenses of investigation and reasonable attorneys’ experts’, accounting, or advisory fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto), including any incidental, indirect or consequential damages, losses, liabilities or expenses.

Distribution shall have the meaning set forth in Section 4.1.

Distribution Agent shall mean a transfer agent appointed by Alliqua to provide services at the sole cost and expense of AquaMed in connection with the distribution of the AquaMed Shares to the Record Holders pursuant to the Distribution.

Encumbrance shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity shall mean any corporation, general partnership, limited partnership, limited liability partnership, joint venture, trust, unincorporated association, or other entity.

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ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate shall mean with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

Form 10 shall mean a registration statement on Form 10 for the registration of AquaMed Common Stock under Section 12(b) or Section 12(g) of the Exchange Act, including all exhibits to and amendments thereof, in form and substance as required by the Exchange Act and the rules and regulations of the SEC.

Former Employee shall mean any individual who was employed before the Closing Date by a Alliqua Group Member or AquaMed but who, as of the Closing Date, is not employed by a Alliqua Group Member or AquaMed.

GAAP shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

Governmental Authorization shall mean any permit, license, registration, qualification or authorization issued by any Governmental Body.

Governmental Body shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government, (c) any self-regulatory organizations; or (d) any agency, commission or similar body or authority of any Governmental Body described in “(a),” “(b)” or “(c)”of this sentence.

Indemnitees shall mean the Alliqua Indemnitees, the AquaMed Indemnitees and the AquaMed Indemnitees.

Indemnitor shall mean the Party having an obligation to indemnify an Indemnitee.

Information Statement shall mean an information statement, containing all of the information required by Schedule 14C of the rules and regulations of the SEC under the Exchange Act, included as an exhibit to the Form 10 on the date the Form 10 becomes effective under the Exchange Act.

IP Rights shall mean any and all of the following: Copyrights, Patent Rights, Trademark Rights, trade secrets and other intellectual property rights.

Legal Requirement shall mean any law, statute, rule or regulation issued, enacted or promulgated by any Governmental Body.

Liability shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Order shall mean any order, judgment, decree, injunction, ruling, decision or award issued by any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel.

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Party shall mean Alliqua or AquaMed, as the context requires.

Patent Rights shall mean all issued patents and pending patent applications in any country or patent-granting region, including all provisional applications, international (PCT) applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

Permitted Encumbrance shall mean any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Alliqua Group.

Person shall mean any natural person, Governmental Body, or Entity.

Proceeding shall mean any demand, action, claim, lawsuit, countersuit, arbitration, inquiry, subpoena, case, litigation, or other proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Body, or any arbitrator or arbitration panel.

Record Date shall mean the date designated by the Alliqua Board for determining holders of Alliqua common shares entitled to receive AquaMed Shares in the Distribution.

Record Holder shall mean each holder of record of Alliqua common shares at the close of business on the Record Date, as determined by the records of Alliqua common share ownership maintained by the Distribution Agent.

Regulatory Filings shall mean, collectively: (a) all applications or filings (including counterparts of any of the foregoing in any country or region) required by any Government Body in connection with the development, manufacture, sales, import, export, or other provision to any Person of a AquaMed product or a Alliqua product; and (b) all supplements and amendments to any of the foregoing.

Representatives shall mean officers, directors, employees, agents, attorneys, accountants and advisors.

Restricted Period shall mean a period of three years commencing on the Closing Date.

Retained Alliqua Liabilities shall have the meaning set forth in Section 1.3(b).

SEC shall mean the United States Securities and Exchange Commission or any successor Governmental Body.

Securities Act shall mean the Securities Act of 1933, as amended from time to time.

Tax shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be imposed, assessed or collected by or under the authority of any Governmental Body.

Third Party shall mean any Person other than (a) a Alliqua Group Member, (b) AquaMed, (c) any Affiliate of any Alliqua Group Member or AquaMed, or (d) any officer or director or any Entity described in (a), (b) or (c) of this sentence.

Trademark Rights shall mean all registered trademarks, unregistered trademarks, applications for registration of trademarks, registered service marks, unregistered service marks, applications for registration of service marks, registered trade names, unregistered trade names and applications for registration of trade names.

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